Exhibit 99.4 - Filing Fee Exhibit

CALCULATION OF FILING FEE TABLES

SC TO-I/A

(Form Type)

John Hancock Marathon Asset-Based Lending Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$—	$153.10	$—

Fees Previously Paid	$9,100,000(a)		$1,393.21(b)

Total Transaction Valuation	$9,100,000(a)

Total Fees Due for Filing			$1,393.21

Total Fees Previously Paid			$1,393.21

Total Fee Offsets			–

Net Fee Due			$0.00

(a)

Calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $1,393.21 was paid in connection with the filing of the Schedule TO by John Hancock Marathon Asset-Based Lending Fund (File No. 005-93713) on February 20, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $153.10 per $1,000,000 of the Transaction Valuation.

Table 2 – Fee Offset Claims and Sources

Not applicable.